EXIHBIT 99.1
NutraCea Settles with SEC

For Immediate Release

SCOTTSDALE, AZ, Jan. 18, 2011 —NutraCea (NTRZ.pk), a world leader in production and marketing of stabilized rice bran (SRB), rice bran oil (RBO) and their derivative products, today announced that the Company has reached a settlement with the Securities and Exchange Commission (SEC) regarding an investigation into alleged accounting irregularities.

NutraCea has settled the case without admitting or denying the charges. No financial or regulatory penalties were assessed against the Company.

In the fall of 2008, the Audit Committee of NutraCea’s Board of Directors initiated an investigation into accounting irregularities surfaced by the Company’s internal staff.  Later that year, NutraCea’s Audit Committee referred the matter to the SEC and an informal investigation was initiated.  In February 2009, the SEC’s informal investigation was converted into a formal investigation, resulting in the filing of shareholder and derivative lawsuits that were eventually granted class action status.

In March 2009, the Board accepted former CEO Brad Edson’s resignation and appointed Jim Lintzenich’ as Interim CEO.  W. John Short joined the company in July 2009 and was appointed Chairman and CEO in the fourth quarter.  On November 10, 2009 NutraCea filed for protection under Chapter 11 of the US Bankruptcy Code.  The Company exited Chapter 11 on November 30, 2010.

Commenting on the settlement with the SEC, Short said, “We are pleased to have resolved this matter.  It has been a time consuming and expensive process.  During the course of the SEC investigation, our management and Board of Directors have cooperated fully with the SEC.  At the same time, we took a number of initiatives to strengthen our Company as we worked toward emergence from Chapter 11 including:

•	The engagement of special counsel during the SEC investigation to assist in developing and implementing best practices in corporate governance, compliance and internal control policies and procedures.
•	In April 2010, John Quinn, a highly experienced professional with over 30 years of public accounting experience, joined NutraCea’s Board as head of the Audit Committee.
•	In June 2010, Dale Belt, a dual registered CPA with broad experience in financial management and restructuring, joined the Company as Chief Financial Officer and Chief Accounting Officer.”

Short continued, “Overall, we have made dramatic improvements in our internal processes and controls while significantly strengthening our staff.  None of the management or accounting staff investigated by the SEC remain with the company.

“While there is still much to be done, our recent emergence from Chapter 11 and this settlement with the SEC, will allow us to redirect significant management and financial resources toward building a profitable and sustainable business for our shareholders and other constituencies.”

About NutraCea

NutraCea is a world leader in production and marketing of stabilized rice bran (SRB), rice bran oil (RBO) and their derivative products. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. NutraCea also produces consumer rice bran health supplements which can be found at http://www.nutraceaonline.com. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
212-827-3773
mmeek@frbir.com